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                                                                    EXHIBIT 11.1

                RECOGNITION INTERNATIONAL INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)
                         (thousands, except per share)

                                                                                      Three months ended
                                                                                         January 31,
                                                                              ----------------------------------
                                                                                 1995                      1994
                                                                               --------                  --------
Primary
- -------
Net income (loss)                                                              $  (471)                  $   656
                                                                               ========                  ========

Shares:
  Weighted average shares outstanding,
    net of treasury shares                                                      15,245                    14,916
  Net shares issuable on exercise
    of certain stock options                                                       283                       968
                                                                               --------                  --------

  Weighted average shares outstanding,
    as adjusted                                                                 15,528                    15,884
                                                                               ========                  ========

Earnings (loss) per share - primary                                            $  (.03)                  $   .04
                                                                               ========                  ========


Fully Diluted:
- -------------
Earnings:
  Net income (loss)                                                            $  (471)                  $   656
  Add after tax interest expense
    applicable to 7 1/4% convertible
    subordinated debentures                                                        919                       919
                                                                               --------                  --------

  Net income, as adjusted                                                      $   448                   $ 1,575
                                                                               ========                  ========

Shares:
  Weighted average shares outstanding,
    net of treasury shares                                                      15,245                    14,916
  Shares issuable assuming conversion
    of 7 1/4% convertible subordinated
    debentures                                                                   3,088                     3,088
  Net shares issuable on exercise of
    certain stock options                                                          300                       999
                                                                               --------                  --------

  Weighted average shares outstanding,
    as adjusted                                                                 18,633                    19,003
                                                                               ========                  ========

Earnings per share - fully diluted                                             $   .02                   $   .08
                                                                               ========                  ========


Note:  This calculation is submitted in accordance with Regulation S-K item 601
(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.